March 14, 2002




Dear Fellow Stockholder:

         We cordially invite you to attend the Annual Meeting of Stockholders of National Bankshares, Inc. The meeting will be held at the Best Western Red Lion Inn, at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, on Tuesday, April 9, 2002, at 3:00 p.m.

         The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of Bankshares.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

         Thank you for your interest and investment in National Bankshares, Inc.

                                                     Sincerely,

                                                     /s/James G. Rakes

                                                     James G. Rakes
                                                     Chairman
                                                     President and
                                                     Chief Executive Officer

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS





To the Stockholders of National Bankshares, Inc.:

         This is your notice that the 2002 Annual Meeting of Stockholders of National Bankshares, Inc. ("Bankshares") will be held at the Best Western Red Lion Inn at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, on Tuesday, April 9, 2002, at 3:00 p.m. The Meeting is for the purpose of considering and acting upon:

1.  The election of three Class 3 directors for a term of three years each.

2. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

    NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

         Only stockholders of record at the close of business on March 6, 2002 are entitled to receive notice of and to vote at the Meeting, or at any adjournments of the Meeting.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters proposed to be acted upon at the Meeting.

         To assure that your shares are represented at the meeting, please complete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to actual voting of the proxy.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/Marilyn B. Buhyoff

                                             Marilyn B. Buhyoff
                                             Secretary and Counsel
Blacksburg, Virginia
March 14, 2002

                                PROXY STATEMENT
                                       OF
                            NATIONAL BANKSHARES, INC.
                               101 HUBBARD STREET
                              BLACKSBURG, VA 24060
                                 P.O. BOX 90002
                            BLACKSBURG, VA 24062-9002
                                  540/951-6300
                                 --------------
                         ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, APRIL 9, 2002

              This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of National Bankshares, Inc. ("Bankshares" or the "Company") to be used at the 2002 Annual Meeting of Stockholders to be held at the Best Western Red Lion Inn, at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, at 3:00 p.m., on Tuesday, April 9, 2002, and at any adjournments of the Meeting. The approximate mailing date of the Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy is March 14, 2002.

                              REVOCATION OF PROXIES
                              ---------------------

              Stockholders who execute proxies retain the right to revoke them at any time prior to the actual voting of the proxies. Proxies may be revoked by written notice received prior to the Meeting, by attending the Meeting and voting in person or by submitting a signed proxy with a later date. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention:
James G. Rakes. Unless revoked, the shares represented by properly executed proxies will be voted at the Meeting according to the instructions contained in the proxy. Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposal No. 1.

              An Annual Report to Stockholders, including the financial statements for the year ended December 31, 2001, is being mailed to you at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

                      VOTING SECURITIES AND STOCK OWNERSHIP
                      -------------------------------------

              As of March 14, 2002, Bankshares had 3,511,377 shares of Common Stock ($2.50 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on March 6, 2002 will be entitled to vote at the Meeting or at any adjournments.

              A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted on any matter will not be included in determining the number of votes cast.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                  --------------------------------------------

              As of March 6, 2002, no single person or group was known to Bankshares to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
               ---------------------------------------------------

              The following table sets forth, as of March 6, 2002, certain information regarding the beneficial ownership of Bankshares' Common Stock by each director and nominee and each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the individuals have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.




                                  Shares of Common                Percentage
Name of                           Stock Beneficially              Of
Beneficial Owner                  Owned as of March 6, 2002       Class
--------------------------------------------------------------------------------
L. Allen Bowman                          13,999                      *
Alonzo A. Crouse                         52,450(1)                   1.49
James A. Deskins, Sr.                     6,693(2)                   *
F. Brad Denardo                          10,617(3)                   *
Paul A. Duncan                           20,091(4)                   *
Cameron L. Forrester                        746                      *
William T. Peery                         37,002(5)                   1.05
James G. Rakes                           25,734(6)                   *
James M. Shuler                          11,843(7)                   *
Jeffrey R. Stewart                       24,000                      *
All current Directors and Executive
Officers as a Group (12 persons)         210,962                     6.01
--------------------------------------------------------------------------------
* Represents less than 1% of the Company's outstanding Common Stock.

1. Includes 26,750 shares owned by spouse, 350 shares owned jointly with spouse and grandchild, 495 shares owned jointly by spouse and child and 670 shares owned by spouse as custodian for grandchildren.
2. Includes 1,089 shares owned by spouse.
3. Includes 2,267 shares owned jointly with spouse, 6,311 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan and 1,000 shares in vested options which may be exercised as of March 6, 2002.
4. Includes 1,253 shares owned by spouse and 1,088 shares owned by spouse as custodian for grandchildren.
5. Includes 3,630 shares owned in corporate name.
6. Includes 5,600 shares owned jointly with spouse, 10,888 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan and 2,875 shares in vested options which may be exercised as of March 6, 2002.
7. Includes 1,719 shares owned by spouse and 213 shares owned jointly with spouse.

              Based upon the written representations of our directors and executive officers that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of
Section 16(a) of the Securities Act of 1934,

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

              Bankshares' Articles of Incorporation provide that the directors shall be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The Articles of Incorporation currently also provide that the number of directors shall be set by the Bylaws, but shall not be less than nine, nor more than twenty-six. For the purpose of the election of directors at the Annual Meeting, the number of directors set forth in the Bylaws is nine. The current term of office of the Class 3 directors expires at this 2002 Annual Meeting of Stockholders. The terms of Class 1 and Class 2 directors will expire in 2003 and 2004, respectively.

              The Board of Directors has nominated both serving Class 3 directors, James A. Deskins, Sr. and William T. Peery, to serve a three-year term to expire at the Annual Meeting of Stockholders in 2005. The Board has also nominated James M. Shuler to serve a three-year term as a Class 3 director. Dr. Shuler was recently elected by the Board to fill the vacancy created by the death of Dr. Charles L. Boatwright.

              It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the three nominees for Class 3 director. Each nominee has agreed to serve if elected. If any of the nominees shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

              The following information is provided with respect to the three nominees to serve as Class 3 director and the six incumbent directors who will be continuing in office following the Annual Meeting. All information is provided as of March 6, 2002. Incumbent director James A. Deskins, Sr. retired and resigned as President of Deskins Supermarket, Inc. on September 12, 1999.
On October 13, 1999 Deskins Supermarket, Inc. filed for protection under Federal bankruptcy laws. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer.




              No director or nominee serves as a director of any company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Each director or nominee currently serves as a director of either or both of the wholly owned subsidiaries of Bankshares, The National Bank of Blacksburg ("NBB") and Bank of Tazewell County ("BTC").

Name and Age;                                 Principal Occupation
Director of Bankshares Since    (for the past five years unless otherwise noted)
--------------------------------------------------------------------------------
                                    NOMINEES
                                CLASS 3 DIRECTORS
                                -----------------
                       (Serving until 2005 Annual Meeting)

James A. Deskins, Sr. (70)     Retired; prior thereto President, Deskins
1999                           Supermarket, Inc.
                               and President, Deskins Dry Goods Company
                               BTC Board Member
                               Tazewell, VA
William T. Peery (78)          Retired; prior thereto President, Cargo Oil, Inc.
1996                           Chairman of the Board of BTC
                               Tazewell, VA
James M. Shuler  (58)          Member, Virginia House of Delegates
2002                           Retired; prior thereto President, Companion
                               Animal Clinic, Inc.
                               NBB Board Member
                               Blacksburg, VA

                         DIRECTORS CONTINUTING IN OFFICE
                                CLASS 1 DIRECTORS
                                -----------------
                       (Serving Until 2003 Annual Meeting)

L. Allen Bowman (69)           Retired; prior thereto President,
1999                           Poly-Scientific Division of Litton Industries
                               Vice Chairman of the Board of NBB
                               Blacksburg, VA
Paul A. Duncan (71)            Automobile Dealer, President, Holiday Motor Corp.
1986                           NBB Board Member
                               Blacksburg, VA
Cameron L. Forrester (53)      President and CEO of BTC; prior thereto
1999                           Vice President of First Virginia Bank, Clinch
                               Valley (formerly Premier Bank, N.A.)
                               BTC Board Member
                               Tazewell, VA

                                CLASS 2 DIRECTORS
                                -----------------
                       (Serving until 2004 Annual Meeting)

Alonzo A. Crouse (62)          Executive Vice President, BTC
1996                           BTC Board Member and Secretary
                               Tazewell, VA
James G. Rakes (57)            President and CEO of Bankshares and NBB
1986                           President and Treasurer of National Bankshares
                               Financial Services, Inc.
                               Chairman of the Board of Bankshares
                               NBB and BTC Board Member
                               Blacksburg, VA
Jeffrey R. Stewart (69)        Educational Consultant; prior thereto Professor
1986                           of Business Education, Virginia Polytechnic
                               Institute and State University
                               Chairman of the Board of NBB
                               Blacksburg, VA




              The Board of Directors recommends that the stockholders vote for the nominees for Class 3 director.

                          BOARD OF DIRECTORS MEETINGS,
                          ----------------------------
                     COMMITTEES, COMPENSATION AND ATTENDANCE
                     ---------------------------------------

              Board of Directors Meetings
              ---------------------------

              In fiscal year 2001, the Board of Directors of Bankshares held six regular meetings and one special meeting. The Board meets bi-monthly, on the second Wednesday in January, March, May, July, September and November.

              Board Committees
              ----------------

              The Bankshares Board has standing audit and compensation committees, comprised of directors Bowman, Deskins, Duncan, Peery, Shuler, and Stewart. The audit committee met once and the compensation committee met once in 2001. There is no standing nominating committee.

              Board Compensation
              ------------------

              Members of the Board of Directors of Bankshares are paid a $300 fee for each regular or special Board meeting they attend.

               Mr. Bowman, Mr. Duncan, Mr. Rakes, Dr. Shuler and Dr. Stewart, Bankshares directors who are also directors of NBB, receive a semi-annual retainer fee of $2,750 (increased from $2,500) for their service on the NBB Board. They receive an NBB Board meeting attendance fee of $500 and they are paid $250 for each committee meeting they attend.

              In 2001 two NBB directors, Mr. Bowman and Mr. Duncan, received payments from an NBB Board of Directors deferred compensation plan in which they participated from 1985 to 1989. Mr. Bowman was paid $5,822 and Mr. Duncan received $5,231 during fiscal year 2001.

              Mr. Crouse, Mr. Deskins, Mr. Forrester, Mr. Rakes and Mr. Peery, directors of Bankshares who are also members of the Board of Directors of BTC, are paid a semi-annual retainer of $1,000 and they receive a fee of $300 per meeting for their attendance at regular and special BTC Board meetings and committee meetings. They also received a special holiday payment of $300 in 2001.

              Board Attendance
              ----------------

              During fiscal year 2001, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he served.

                             EXECUTIVE COMPENSATION
                             ----------------------

              Bankshares, NBB and BTC are organized in a holding company/subsidiary bank structure. Bankshares conducts a significant portion of its operations through the subsidiary banks. All compensation paid to Bankshares' executive officers is paid by the banks, except for fees paid by Bankshares to Chairman, President and Chief Executive Officer, James G. Rakes, and to Corporate Officer, Cameron L. Forrester, for their service as directors of the Company.

         Executive Compensation Summary Table
         ------------------------------------

 .............The following table sets forth information concerning total compensation earned or paid to those executive officers of the Company who received total annual salary and bonus in excess of $100,000. These executive officers were James G. Rakes, Chairman, President and Chief Executive Officer of the Company, President and Chief Executive Officer of NBB and President and Treasurer of National Bankshares Financial Services, Inc.; F. Brad Denardo, Corporate Officer of the Company and Executive Vice President/Loans of NBB; and Cameron L. Forrester, Corporate Officer of the Company and President and Chief Executive Officer of BTC.




                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                     Long-Term Compensation

 Name and Principal                                                           Number of Stock
                                                                              Options (Shares)        All Other
 Position                             Year     Salary($)(1)    Bonus($)(2)       Granted(3)       Compensation($)(4)
--------------------------------------------------------------------------------------------------------------------

James G. Rakes                         2001     231,050         107,650            7,500               18,640
Chairman, President and CEO            2000     217,900          80,000            6,500               19,500
of Bankshares                          1999     204,400          89,650            2,500               19,700
President and CEO of NBB President
and Treasurer of National Bankshares
Financial Services, Inc.

 F. Brad Denardo                       2001     106,700           ---              2,000               11,300
 Corporate Officer of Bankshares       2000     100,500           ---              2,000               11,640
 Executive Vice President/Loans        1999      92,700           ---              1,000               11,400
 of NBB

 Cameron L. Forrester                  2001     102,050           ---              1,000               3,750
 Corporate Officer of Bankshares       2000      97,530           ---                ---               3,530
 President and CEO of BTC              1999      89,100           ---                ---                 ---

1. Includes amounts received by Mr. Rakes as directors' fees from Bankshares, NBB and BTC, and amounts received by Mr. Forrester as directors'fees from Bankshares and BTC.
2. Discretionary bonuses were paid to Mr. Rakes for performance in 1999, 2000 and 2001. In addition, contributions for Mr. Rakes' benefit were made to the Capital Accumulation Plan (described under "Employment Agreement and Change in Control Agreement" below) as awards for Mr. Rakes' performance in 1999 and 2001.
3. Grants of incentive stock options were made to Mr. Rakes, Mr. Denardo and Mr. Forrester under The National
   Bankshares, Inc. 1999 Stock Option Plan.
4. Includes amounts contributed on behalf of Mr. Rakes and Mr. Denardo as a matching contribution under The National Bankshares Inc. Retirement Accumulation Plan and amounts contributed on their behalf to The National Bankshares, Inc. Employee Stock Ownership Plan. For 2000 and 2001, includes only amounts contributed on Mr. Forrester's behalf to the Retirement Accumulation Plan, as Mr. Forrester was not entitled to contributions to the Employee Stock Ownership Plan.

   Each named executive officer received certain perquisites and other personal benefits, the amounts of which are not shown, because the aggregate amount of that compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus for the executive officer.

   The following table shows all grants of stock options to Mr. Rakes, Mr. Denardo and Mr. Forrester in 2001:


                               Individual Grants


                                           % of Total
                                         Options Granted    Exercise or                     Potential Realizable Value at
                             Options     to Employees in     Base Price     Expiration       Assumed Rate of Stock Price
Name                       Granted(#)1.     Fiscal Year        ($/SH)          Date        Appreciation for Option Term($)
---------------------------------------- ----------------- -------------- -------------- ----------------------------------
                                                                                                5%                10%
James G. Rakes                7,500          46.88%           23.00         11/13/11          108,484           274,921
F. Brad Denardo               2,000          12.50%           23.00         11/13/11           28,929            73,312
Cameron L. Forrester          1,000           6.25%           23.00         11/13/11           14,465            36,656

1. Vesting is as follows: 25% by November 14, 2002; 50% by November 14, 2003; 75% by November 14, 2004; and 100% by November 14, 2005.




The following table shows certain information with respect to the value and number of unexercised options at December 31, 2001 for Mr. Rakes, Mr. Denardo and Mr. Forrester.

                                                       Number of Shares Underlying    Value of Unexercised In the Money
                           Number of                 Unexercised Options at December  Options at December 31, 2001 ($)
                            Shares                               31, 2001
                          Acquired on      Value
Name                       Exercise       Realized     Exercisable    Unexercisable  Exercisable(1)   Unexercisable(1)
----------------------- -------------- ------------- --------------- --------------- -------------- -------------------

James G. Rakes                ---           ---           2,875           13,625          4,144            12,431
F. Brad Denardo               ---           ---           1,000            4,000          1,275             3,825
Cameron                       ---           ---             ---            1,000            ---               ---
L.Forrester

1. Calculated by subtracting the exercise price from the fair market value of the stock at December 31, 2001.


                             EMPLOYEE BENEFIT PLANS
                             ----------------------

              National Bankshares maintains several qualified and non-qualified employee benefit plans for employees of participating employers in the plans. These benefit plans are described below.


              Retirement Plans
              ----------------

              Until December 31, 2001, NBB maintained a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called The National Bank of Blacksburg Retirement Income Plan (the "NBB Plan"). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to The National Bankshares, Inc. Retirement Income Plan (the NBI Plan); and the Bank of Tazwell County Employee Pension Plan was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees who have reached age twenty-one and have had one year of eligible service on the January 1, 2001, or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of sixty-five were calculated at 66% of the employee's average monthly compensation multiplied by the number of years of service, up to a maximum of twenty-five years. After December 31, 2001, retirement benefits at the normal retirement age are calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to thirty-five years. Added to this is .65% of "excess monthly average compensation" (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant's monthly Social Security covered compensation, generally the rounded average the Social Security taxable wage bases) multiplied by the number of years of service, up to thirty-five years. Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee's final ten years of employment. Retirement benefits under the NBB Plan (amended to the NBI Plan) are normally payable in the form of a straight life annuity, with ten years guaranteed; but other payment options may be elected under certain circumstances. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, will be calculated under the NBI Plan formulas. The compensation covered by the NBB Plan (amended as the NBI
Plan) includes the total of all amounts paid to a participant for personal services reported on the participant's federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2001, covered compensation for Mr. Rakes is $170,000. The NBB Plan contains a special transition rule in order to protect the retirement benefit of any participant who is affected by the 1994 indexed compensation limit. This transition rule provides that the retirement benefit of any such participant will be the greater of (1) the participant's retirement benefit calculated under the formula at the applicable time after 1993 or (2) the sum of the participant's benefit calculated as of December 31, 1993, plus the participant's retirement benefit calculated under the benefit formula based on post-1993 service.

              The following table shows the estimated annual benefits payable from the NBB Plan upon retirement based on specific compensation and years of credited service classifications, assuming retirement on January 1, 2002, at age sixty-five.


                             NBB PENSION PLAN TABLE

                                Years of Service
                                ----------------
Remuneration    15         20         25          30          35
--------------------------------------------------------------------
$100,000      40,000     53,333      66,667      66,667      66,667
 125,000      50,000     66,667      83,333      83,333      83,333
 150,000      60,000     80,000     100,000     100,000     100,000
 175,000      64,000     85,333     106,667     106,667     106,667
 200,000      64,000     85,333     106,667     106,667     106,667

The benefit amounts listed in the table are computed as straight life annuity.

              The following table shows the estimated annual benefits payable from the NBI Plan upon retirement based upon specific compensation and years of credited services classifications, assuming continuation of the plan and retirement on January 1, 2002, at age sixty-five.

                             NBI PENSION PLAN TABLE

                                Years of Service
                                ----------------
Remuneration    15         20         25          30          35
--------------------------------------------------------------------
$100,000      32,373     43,164      53,955      64,746      75,537
 125,000      41,373     55,164      68,955      82,746      96,537
 150,000      50,373     67,164      83,955     100,746     117,537
 175,000      57,573     76,764      95,955     115,146     134,337
 200,000      57,573     76,764      95,955     115,146     134,337

       Until December 31, 2001, BTC maintained a tax-qualified non-contributory defined benefit retirement plan for qualified employees under the Bank of Tazewell County Employee Pension Plan (the "BTC Plan"). The BTC Plan was initially effective on October 20, 1965, but was amended in its entirety effective October 20, 1989 and was merged with the NBB Plan to become the NBI Plan on December 31, 2001. The BTC Plan covered all officers and employees who, as of April 20 or October 20 of any year, had reached the age of twenty-one and who had one year of service. Employee benefits were fully vested after five years, with no partial vesting. Benefits generally commenced on the later of a participant reaching age 65 or the date on which the participant completed five years of participation in the BTC Plan. The normal form of benefit was a monthly pension payable during the participant's lifetime with a minimum of 120 monthly payments, but other payment options could be elected under certain circumstances. In general, the standard monthly pension benefit was equal to the sum of (1) 1.5% of "plan compensation" multiplied by the years of credited service (but not in excess of 35 years) at normal retirement date, plus (2) .59% of "plan compensation" in excess of $800 multiplied by the years of credited service (but not in excess of 35 years). "Plan compensation" is equal to the highest monthly average obtained from the sum of any of a participant's five annual compensation amounts divided by the number of months such participant was compensated during that period. For purposes of this calculation, annual compensation may not exceed $200,000. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994.

       The following table shows the estimated annual benefits payable from the BTC Plan upon retirement for specific compensation and years of service classifications, assuming continuation of the plan and retirement on January 1, 2002, at age sixty-five. Benefit amounts in the table are computed as a straight life annuity.





                            BTC PENSION PLAN TABLE

                                Years of Service
                                ----------------
Remuneration     15         20          25         30         35
-------------------------------------------------------------------
$ 25,000        6,988      9,317      11,647     13,976     16,305
  50,000       14,825     19,767      24,709     29,651     34,593
  75,000       22,663     30,217      37,772     45,326     52,880
 100,000       30,500     40,667      50,834     61,001     71,168

            On January 1, 2002, Chairman, President and Chief Executive Officer, James G. Rakes, had twenty years of credited service in the NBB Retirement Income Plan, and at normal retirement he will have twenty-eight years of credited service. On January 1, 2001, Corporate Officer, Brad Denardo, had nineteen years of credited service in the NBB Retirement Income Plan, and at normal retirement he will have thirty-four years of credited service. Cameron L. Forrester, Corporate Officer, had four years of credited service in the BTC plan on January 1, 2002, and he will have sixteen years of service at normal retirement.

              Other Plans
              -----------

              National Bankshares, Inc. Employee Stock Ownership Plan. National Bankshares, Inc. sponsors a non-contributory Employee Stock Ownership Plan (the "ESOP"), in which NBB and BTC were participating employees for 2001. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employer and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant's account based upon a participant's covered compensation, which is W-2 compensation. The contributions are fully vested after five years. The NBB contribution for 2001 has not yet been allocated among participants. There was no BTC contribution in 2001.

              National Bankshares, Inc. Retirement Accumulation Plan. National Bankshares, Inc. sponsors the NBI Retirement Accumulation Plan which qualifies under IRS Code Section 401(k) (the "401(k) plan"). For 2001, NBB and BTC were participating employers. All full-time employees who have one year of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 10% of their total annual compensation to the plan. Employee contributions are matched by the bank employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and bank match sums.

              Deferred Compensation Plan. From 1985 to 1989 NBB maintained a voluntary deferred compensation plan for its directors, which permitted a director to defer receipt of a portion of his directors fees for a period of five years. NBB purchased life insurance on all of the participants in amounts that, in the aggregate, actuarially fund its future liabilities under the program. While the insurance policies were purchased under the directors' deferred compensation plan, there is no obligation to use any insurance funds from policy loans or death benefits to curtail the deferred compensation liability. Under the terms of the plan, at age 65, a participant or his beneficiary receives 120 monthly benefit payments. The plan also provides for 120 monthly payments to the participant's beneficiary in the event of the participant's death prior to age 65. Mr. Rakes is entitled to receive 120 months of payments of $1,610.50 at age 65.

              Employment Agreements and Change in Control Arrangements
              --------------------------------------------------------

              The 1992 Agreement
              ------------------

              On May 7, 1992, Bankshares and Mr. Rakes entered into an employment agreement (`the 1992 Agreement") providing for the continued employment of Mr. Rakes as President and Chief Executive Officer of Bankshares and of NBB at an annual base salary of at least $120,000, plus incentive compensation and other employee and executive benefits. Pursuant to a lease arrangement between Bankshares and NBB, NBB leased Mr. Rakes' services from Bankshares and agreed to pay his base salary and discretionary bonus, fund the Capital Accumulation Plan (described below) and furnish employee and executive benefits under the Agreement. The 1992 agreement expired on December 31, 2001 and was replaced by a new employment agreement the "2002 agreement") which is described below.

              The 1992 Agreement provided that if Mr. Rakes' employment was terminated by Bankshares for reasons other than death, disability or cause (all as defined in the Agreement), or by Mr. Rakes for good reason (as defined in the




Agreement), Bankshares would have paid Mr. Rakes, for a twenty-four month period following the date of termination, an amount equal to the highest monthly rate of base salary paid to Mr. Rakes at any time under the Agreement. If the parties agreed, this amount could have been paid in a lump-sum payment. During the period that the above payments were being made, Mr. Rakes would have been entitled to participate in Bankshares' and NBB's employee benefit plans or to receive substantially similar benefits.

              The 1992 Agreement also established a Capital Accumulation Plan ("CAP") for the benefit of Mr. Rakes. The CAP was funded through annual contributions made by NBB under an agreement with Bankshares. The amount that NBB contributed to the CAP each year was based on (1) return on assets as a percentage of the target established in the three-year performance goals adopted by the Board of Directors of NBB and (2) net income before tax expense as a percentage of that target. A minimum of 85% had to be achieved in each target area in order for a contribution to be made. Contributions were made in multiples of units, with 250 units to be funded each year. The unit value varied between $50 and $200 depending on what percentages of the targets were actually achieved. Contributions for achievements for any given calendar year had to be made prior to February 28th of the next year.

              Benefits under the CAP are payable beginning on the later of January 1, 2002, or January 1 of the year following any year in which Mr. Rakes leaves Bankshares' employment, or in the case of hardship as determined by the Board upon written request. Mr. Rakes now has an irrevocable right to all CAP contributions and earnings. The contribution to the CAP for 2001 was $21,250.

              The 2002 Agreement
              ------------------

              Bankshares and Mr. Rakes have entered into an employment agreement (the "2002 Agreement") effective January 1, 2002. The 2002 Agreement provides for the continued employment of Mr. Rakes as President and Chief Executive Officer of Bankshares and NBB, at an annual base salary of at least $225,500. In addition, the 2002 Agreement provides that Mr. Rakes may be awarded an annual bonus and certain stock-based incentives in the discretion of the Board, as well as employee and executive fringe benefits. The 2002 Agreement has a rolling three year term.

              The 2002 Agreement also continues a Capital Accumulation Plan ("CAP") for the benefit of Mr. Rakes. Under the Agreement, the total amount allocated to the CAP for the calendar year is established by the Board of Directors with a minimum of $60,000 per year to be allocated. This total amount is then divided equally between two target areas: (1) return on equity, and (2) return on assets. The amount actually contributed to the CAP for a year is based on Bankshares' performance relative to the average performance of a peer group of banks in the two target areas during that year. A minimum of 85% of the peer group average must be achieved in a target area for any contribution to be made for that target area. The amount of the contribution for each target area increases beyond the minimum contribution to the extent Bankshares' performance exceeds 85% of the peer group average with a maximum contribution for performance which equals 150% or more of the peer group average. Contributions to the CAP for achievements in any calendar year must be made prior to June 1 of the next following year. Accrued CAP benefits become payable on January 1, 2009, or earlier, should Mr. Rakes retire or his employment terminate under certain circumstances. Once the CAP benefits become payable, they are paid over five years unless Mr. Rakes chooses, with the Board's consent, to receive them in a lump sum or over three years.

              The 2002 Agreement has provisions which have the effect of continuing Mr. Rakes' benefits and compensation under the Agreement beyond his employment with Bankshares if Bankshares terminates his employment "without cause" (as defined in the Agreement) or Mr. Rakes resigns "for good reason" (as defined in the Agreement). Under these circumstances, Mr. Rakes will continue to receive his base salary and certain executive benefits for 24 months after his employment terminates.

              The 2002 Agreement also contains provisions which can have the effect of prolonging, enhancing and accelerating Mr. Rakes' benefits and compensation under certain circumstances involving a Change in Control of Bankshares. A Change in Control involves circumstances generally where an individual or group acquires 20% or more of Bankshares' stock or a merger occurs which results in a change in the majority of Bankshares' Board of Directors and Bankshares' shareholders do not constitute a majority of the shareholders in the surviving company.

              The term of the 2002 Agreement is automatically extended for three years from the date of a Change in Control and Mr. Rakes is entitled to continue to receive all of his compensation and benefits during that period, except that he becomes entitled to minimum annual stock-based awards equal to one-third of his Base Salary. In addition, if after a Change in Control, Mr. Rakes' employment is terminated by Bankshares without cause (as defined in the




Agreement) or by Mr. Rakes for good reason (as defined in the Agreement), he becomes entitled to receive a salary continuance benefit equal to 2.99 times the Executive's average annual compensation includable in the Executive's annual gross income for the period of five years preceding the Change in Control, a continuation of certain executive benefits for 36 months, and certain enhancements to his retirement benefits.


                  COMPENSATION COMMITTEE REPORT ON COMPENSATION
                  ---------------------------------------------
                      OF EXECUTIVE OFFICERS OF THE COMPANY
                      ------------------------------------

              The Compensation Committee of the Bankshares Board (the "Bankshares Committee") is ultimately responsible for administering the policies governing the annual compensation paid to executive officers of Bankshares, including the Chief Executive Officer. The Bankshares Committee is made up of those members of the Board of Directors who are not officers or employees of the Company or of its subsidiaries. Because substantially all compensation paid to Mr. Rakes, Mr. Denardo and Mr. Forrester and the other executive officers of Bankshares is paid by NBB or BTC, the Bankshares Committee relies heavily on reports submitted by the Salary and Personnel Committees of the NBB and BTC Boards. The NBB and BTC Salary and Personnel Committees are made up of directors who are not officers or employees of Bankshares or of any subsidiary.

              Executive Officer Compensation
              ------------------------------

              The Company's compensation program for its executive officers consists of a base salary and periodic grants of stock options. Mr. Rakes also receives an annual performance bonus and was considered for contributions to the Capital Accumulation Plan under the 1992 Agreement. The stock option grants, annual performance bonus and Capital Accumulation Plan contributions are all linked to the performance of Bankshares. In addition, contributions by NBB and BTC, as participating employers, to the National Bankshares, Inc. Employee Stock Ownership Plan on behalf of employees, including executive officers, have been historically based upon a percentage of net profits.

              The NBB and BTC Salary and Personnel Committees (the "Committees") establish annual salary ranges for each executive officer position (not including the position of Chief Executive Officer) after considering a salary survey published annually by the Virginia Bankers Association of commercial banks of similar asset size located in central and southwest Virginia, reviewing salary information about comparable local jobs and evaluating the economic conditions which may be unique to the locations in which banks do business. In establishing salary ranges, the Committees balance the need to offer salaries which are competitive with peers with the need to maintain careful control of salary and benefits expense. The BTC Committee determines Mr. Forrester's salary. Individual salaries of the remaining executive officers are determined by NBB's Chief Executive Officer, based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance, experience and tenure of the executive officer. The salaries of these executive officers are within the salary ranges established by the NBB Committee. The Chief Executive Officer reports to the NBB Committee on compensation of executive officers at least annually.

         Compensation of Chief Executive Officer
         ---------------------------------------

         As Chairman, President and Chief Executive Officer, Mr. Rakes is and has been compensated pursuant to two employment agreements (the "1992 Agreement" and the "2002 Agreement"), which are described under "Employment Agreements and Change in Control Arrangements" above. The Board of Directors received independent outside guidance in designing both employment agreements.

         The principal components of Mr. Rakes' compensation under the employment agreements are salary, incentive bonuses and Company contributions for his benefit to the Capital Accumulation Plans. In 1999, the Board of Directors added stock options granted under the National Bankshares, Inc. Employee Stock Option Plan. The Stock Option Plan promotes the success of the Company by providing an incentive to key employees (including Mr. Rakes) that promotes the identification of their personal interest with the long-term financial interests of Bankshares.

         Mr. Rakes' compensation is substantially tied to the performance of Bankshares. The Committee determined his annual salary increase after subjectively assessing Mr. Rakes' contributions to the success of the Company. In measuring Bankshares' success, the Committee, among other things, compared the Company's results to local, regional and national peers. To determine an annual salary increase for Mr. Rakes, the Committee also reviewed salaries paid to other individuals holding similar positions. The Committee consulted an annual salary survey published by the Virginia Bankers Association, and it reviewed other available public documents to determine comparable salaries.




Annual incentive bonuses and awards of stock options were also based upon the Committee's subjective evaluation of Mr. Rakes' contributions to the success of the Company. Amounts credited to the Capital Accumulation Plan were determined utilizing objective measures of annual performance.




                                           Members of the Compensation Committee
                                                          L. A. Bowman, Chairman
                                                              J. A. Deskins, Sr.
                                                                    P. A. Duncan
                                                                     W. T. Peery
                                                                     J.M. Shuler
                                                                   J. R. Stewart


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          -----------------------------------------------------------

              Directors Bowman, Deskins, Duncan, Peery, Shuler and Stewart make up the Compensation Committee of Bankshares. None of these individuals is now, or has in the past been, an officer or employee of Bankshares or of Bankshares' subsidiaries. Mr. Bowman, Mr. Duncan, Dr. Shuler and Dr. Stewart serve on the Salary and Personnel Committee of NBB. Mr. Deskins and Mr. Peery are members of the Board of Directors of BTC, which serves as BTC's compensation committee after excluding inside directors. No executive officer of Bankshares, NBB, BTC or National Bankshares Financial Services, Inc. served as a director of another entity, which had an executive officer serving on the Bankshares Compensation Committee. No executive officer of Bankshares, NBB, BTC, or National Bankshares Financial Services, Inc. served as a member of the compensation committee of another entity which had an executive officer who served as a director of Bankshares, since Mr. Rakes does not participate in BTC Board of Directors compensation committee matters. None of the members of the Bankshares Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in "Certain Transactions with Officers and Directors" below.


                             AUDIT COMMITTEE REPORT
                             ----------------------

              During 2000 the Audit Committee of the Board of Directors developed a formal charter for the Committee, which was approved by the full Board on May 10, 2000. The charter reflects standards set forth in Securities and Exchange Commission regulations and Nasdaq Stock Market Rules.

              The Audit Committee monitors the integrity of the Bankshares financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director as established in the Nasdaq Stock Market Rules.

              In discharging its oversight responsibility with regard to the audit process, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, discussed with the independent auditors Yount, Hyde & Barbour the matters to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), received communications from the auditors as to their independence required by Independence Standards Board Standard No. 1 and discussed with them their independence.

              Based upon its review and discussions with management and Yount, Hyde & Barbour, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included on Bankshares Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

              The following fees were paid to Yount, Hyde & Barbour, PC, Certified Public Accountants & Management Consultants, for services provided to Bankshares for the year ended December 31, 2001. Audit fees are billed for the audit of the Company's consolidated financial statements and for the required quarterly review of those statements. Financial Information Systems Design and Implementation fees are fees billed for financial information systems design work and implementation fees for services rendered as a part of that work for the most recent fiscal year. All other fees include payment for any other type




of services provided, including an audit of the National Bankshares, Inc. Retirement Accumulation Plan.

              Yount, Hyde & Barbour, P.C.
              ---------------------------

              Audit Fees:            $ 46,036
              Financial Information
              Systems Design and
              Implementation Fees:   $      0
              All Other Fees:        $ 16,348



                                                      Members of Audit Committee
                                                         J. R. Stewart, Chairman
                                                                    L. A. Bowman
                                                              J. A. Deskins, Sr.
                                                                    P. A. Duncan
                                                                     W. T. Peery
                                                                    J. M. Shuler



                                PERFORMANCE GRAPH
                                -----------------

              The following graph compares the yearly percentage change in the cumulative total of shareholder return on Bankshares Common Stock with the cumulative return on Standard & Poor's 500 Stock Index (the "S&P 500") and a peer group index comprised of southeastern independent community banks and bank holding companies for the five-year period commencing on December 31, 1996, and ending on December 31, 2001. These comparisons assume the investment of $100 in Bankshares Common Stock and in each of the indices on December 31, 1996, and the reinvestment of dividends.





                            1996     1997     1998     1999     2000     2001
                            ----     ----     ----     ----     ----     ----
NATIONAL BANKSHARES, INC.    100      101      100       84       74       99
INDEPENDENT BANK INDEX       100      148      154      140      139      165
S&P 500 INDEX                100      133      171      207      188      166

              The peer group Independent Bank Index is the compilation of the total return to stockholders over the past five years of the following group of twenty-three independent community banks and bank holding companies located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia:

      United Securities Bancshares, Inc., TIB Financial Corp., Seacoast Banking Corp., Capital City Bank Group, Inc., Fidelity National Corp., Southwest Georgia Financial Corp., PAB Bankshares, Inc., Four Oaks Fincorp, Inc., Bank of Granite Corp., FNB Financial Services Corp., First Bancorp, CNB Corporation, Peoples Bancorporation Inc.,
      First Pulaski National Corporation, Community Financial Group, Inc., National Bankshares, Inc., FNB Corporation, Virginia Commonwealth Financial Corp., American National Bankshares, Inc., Central Virginia Bankshares, Inc., Virginia Financial Corp., C & F Financial Corporation and First Century Bankshares, Inc.


                CERTAIN TRANSACTIONS WITH OFFICERS AND DIRECTORS
                ------------------------------------------------

              Both NBB and BTC extend credit in the ordinary course of business to Bankshares' directors and executive officers and corporations, business organizations and persons with whom Bankshares' directors and executive officers are associated at interest rates prevailing for comparable transactions with the general public at the time credit is extended. These extensions of credit are made with the same requirements as to collateral as those prevailing at the time for comparable transactions with other persons. In the opinion of management, none of such presently outstanding transactions with directors and executive officers involve a greater than normal risk of collectibility or present other unfavorable features.


                              SELECTION OF AUDITORS
                              ---------------------

              Bankshares has not yet selected an accounting firm to perform an independent audit for fiscal year 2002. The Board of Directors generally makes that selection later in the calendar year.

              A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting of Stockholders. That representative will have the opportunity to make a statement at the meeting and will be available to respond to appropriate questions.


                            EXPENSES OF SOLICITATION
                            ------------------------

              The cost of solicitation of proxies will be borne by Bankshares. In addition to solicitations by mail, directors, officers and regular employees of Bankshares and of NBB, BTC and National Bankshares Financial Services Inc. may solicit proxies personally or by telephone, telegraph, facsimile or other electronic means without additional compensation. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and Bankshares may reimburse them for their charges and expenses in this connection.


                           2003 STOCKHOLDER PROPOSALS
                           --------------------------

              In order to be considered for inclusion in the proxy materials of Bankshares for the 2003 Annual Meeting of Stockholders, a stockholder proposal intended to be presented at the Meeting must be delivered to Bankshares' headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than November 14, 2002. Bankshares' Bylaws include provisions setting forth specific conditions under which business may be transacted at an annual meeting of stockholders.




                                 OTHER BUSINESS
                                 --------------

              All properly executed proxies received by Bankshares will be voted at the Annual Meeting following the instructions contained in the proxies.

              The Board of Directors does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. The enclosed proxy does however, give authority to the persons named in the proxy to use their discretion to vote on any other matters that may properly come before the meeting, and it is the intention of the persons named in the proxy to use their judgement if they are called upon to vote on any matter of this type.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/Marilyn B. Buhyoff

                                            Marilyn B. Buhyoff
                                            Secretary and Counsel


Blacksburg, Virginia
March 14, 2002

A COPY OF BANKSHARES' ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: MARILYN B. BUHYOFF, SECRETARY AND COUNSEL, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.




                            NATIONAL BANKSHARES, INC.
                               101 Hubbard Street
                              Blacksburg, VA 24060
                                 P.O. Box 90002
                            Blacksburg, VA 24062-9002


                                      PROXY

================================================================================


                        THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS
        The undersigned hereby appoints Lindsay Coleman, of Blacksburg, Virginia and Howard H. Hale of Bluefield, West Virginia, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of National Bankshares, Inc. held of record by the undersigned on March 6, 2002, at the Annual Meeting of Stockholders to be held on April 9, 2002, or at any adjournments thereof.


================================================================================
1.      Election of Directors

        ___ FOR all nominees listed below             ___ WITHHOLD AUTHORITY
            (except as marked to the                      to vote for all
            contrary below)                               nominees listed below

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                              James A. Deskins, Sr.
                                William T. Peery
                                 James M. Shuler


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1 set forth above.

        The undersigned acknowledges receipt of the Proxy Statement dated March 14, 2002.

        Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.

Date:                                                Signature

---------------------                       --------------------------------

                                               Signature if held jointly

                                            --------------------------------







                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
               PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.